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Exhibit 99.1

Specialty Laboratories Appoints New Independent Director

        Santa Monica, Calif. June 24, 2002—Specialty Laboratories, Inc. (NYSE:SP) (Specialty) announced today the appointment of Terrance H. Gregg to the Company's Board of Directors. Gregg, currently President of Medtronic MiniMed, brings over 20 years of healthcare experience to the Board. He replaces Paul F. Beyer who resigned as a Director, increasing the number of independent directors from five to six on the nine-member Board.

        Gregg's career in healthcare encompasses the areas of medical devices, medical products and pharmaceuticals. Gregg joined Medtronic MiniMed, a leading medical device company delivering solutions for the treatment of diabetes, in 2001 when Medtronic acquired MiniMed and Gregg moved from his position of President, Chief Operating Officer and the Office of Chief Executive of MiniMed. Prior to joining MiniMed in 1994, Gregg spent nine years as Vice President of Governmental Affairs for Ioptex Research, the ophthalmic surgical products subsidiary of Smith & Nephew, plc. Prior to joining Ioptex Research, Gregg was responsible for Regulatory Affairs, Clinical Research and Quality Assurance for divisions of Allergan, Inc.

        Gregg serves on the Board of Directors for three public companies: Vasogen Inc., Ocular Sciences Inc. and Amylin Pharmaceuticals, Inc. Gregg also serves as Chairman of the Healthcare Advisory Board of the School of Policy, Planning and Development at the University of Southern California and is Vice Chairman of the American Diabetes Association Research Foundation Board of Directors. Gregg, 53, holds a B.S. from Colorado State University.

About Specialty

        Specialty Laboratories, a leading research-driven clinical reference laboratory serving the hospital, laboratory and physician specialist community, offers a broad menu of specialized tests. Specialty complements its clinical testing services and national distribution channel with distinguished R&D capabilities. Through internal research programs and partnerships with discovery companies, Specialty focuses on the development of new and enhanced tests that provide excellent clinical value for reliable and cost-effective patient assessment. In addition, Specialty's commitment to innovative information technology applications and the electronic reporting of clinical data has made it a leader in serving the needs of hospitals and physician specialists. Specialty's Web address is www.specialtylabs.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

        This release contains forward-looking statements that involve risks and uncertainties, including, but not limited to, the members of our Board of Directors. Important factors which could cause our actual results to differ materially from those expressed or implied in forward-looking statements are detailed under "Risk Factors" in filings with the Securities and Exchange Commission made from time to time by Specialty Laboratories, including our Registration Statement on Form S-1 declared effective on December 8, 2000 and our periodic filings on Forms 10-K, 10-Q and 8-K. Specialty undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

Contact:
Greg Mann
Director, Corporate Communications
Specialty Laboratories
310-586-7261
 gmann@specialtylabs.com

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Specialty Laboratories Appoints New Independent Director